Exhibit 99.1


  COMPETITIVE TECHNOLOGIES APPOINTS MICHAEL D. DAVIDSON CFO


Fairfield, CT (May 4, 2004) - Competitive Technologies, Inc.
(AMEX: CTT) announced the appointment of Michael D. Davidson as Chief Financial Officer effective May 3, 2004.

Mr. John B. Nano, CTT's President and CEO said, "We are pleased to add Michael to the CTT team as we implement our strategic business plan for growth to produce a profitable 2004. Michael has a proven track record as a public company executive with a strong consulting and auditing firm background. His breadth of experience provides CTT the financial skills required as we build the company and shareholder value."

"I look forward to joining CTT's team and to the opportunity of growing the company in this tech transfer market which continues to have double-digit growth," said Mr. Davidson. "CTT has all of the corporate fundamentals, including several technologies that I believe will be major revenue producers pushing CTT to new heights."

Mr. Davidson was Chief Financial Officer of First Aviation Services from April 2002. He started with First Aviation in February 1998 as Controller becoming Chief Accounting Officer in October 2001. Prior to joining First Aviation, Mr. Davidson worked for six years at Knollwood Capital, a consulting firm specializing in turnaround and restructuring, and two years for Dyson-Kissner-Moran Corporation, a leveraged buyout firm. For nearly ten years he was with Ernst & Young LLP, where he was a senior manager and active in merger and acquisition work. Mr. Davidson graduated magna cum laude with a BS in Business Administration from Providence College in Rhode Island, and is a Certified Public Accountant.

Mr. Nano continued, "CTT is expanding the number and quality of innovative technologies in our portfolio and fully capitalizing on the true value of CTT's assets. We have brought the company to profitability, formed strong global alliances, gained outstanding technologies from clients and moved them into the marketplace. With our highly qualified management team and sufficient funding, CTT will successfully implement its strategic business plan for sustainable long-term growth and enhanced shareholder value."

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life, digital, nano, and physical sciences developed by universities, companies and inventors. The global market for technology transfer services is estimated at $150 billion annually. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit CTT's website: http://www.competitivetech.net

Statements about the Company's future expectations, including development and regulatory plans, and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws and are not guarantees of future performance. These statements involve risks and uncertainties, including those set forth in Item 1 of the Company's most recent Form 10-K and in CTT's other filings with the SEC, and are subject to change at any time. The Company's actual results could differ materially from these forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statement.

Direct inquiries to:
Johnnie D. Johnson, Strategic IR, Inc.
E-mail: jdjohnson@strategic-ir.com
Tel. (212) 754-6565; Fax (212) 754-4333
E-mail: ctt@competitivetech.net